Exhibit 99.1

VALSPAR REPORTS FOURTH-QUARTER AND FISCAL-YEAR RESULTS

MINNEAPOLIS, Minn., November 19, 2007 – The Valspar Corporation (NYSE-VAL) today reported its results for the fourth-quarter and fiscal-year ended October 26, 2007.

Fourth-quarter sales totaled $852.8 million, an 8.8 percent increase from the fourth quarter of 2006. Net income for the fourth quarter was $48.8 million. Adjusted earnings per share were $0.48 for the quarter, which includes a $0.10 per share after-tax gain from the sale of assets offset by a $0.02 per share charge for an unfavorable tax adjustment, and excludes a non-cash adjustment of $0.03 per share for the Huarun minority interest shares. Reported earnings per share were $0.45. In 2006, fourth-quarter earnings were $52.1 million, or $0.51 per share, which included a $0.01 per share charge for manufacturing rationalization and a net gain of $0.03 per share resulting from favorable income tax adjustments.

Sales for fiscal year 2007 increased 9.1 percent to $3,249.3 million. Net income for the year totaled $172.1 million. Adjusted earnings per share for the year were $1.68, excluding an $0.18 per share non-cash adjustment for the Huarun minority interest shares and including an after-tax gain of $0.10 per share from the sale of assets. Reported earnings per share for the year were $1.50. 2006 net income was $175.3 million, or $1.71 per share.

“2007 was a challenging year, with difficult economic conditions in the U.S. housing sector significantly impacting our results,” said William L. Mansfield, Valspar chairman, president and chief executive officer. “Our businesses in markets outside of the U.S., including our recent acquisitions, performed well, and we made significant progress with our branding and other growth initiatives.”

Mansfield also commented on the outlook for 2008. “On an operational basis, our adjusted earnings per share in 2007 were $1.58. We currently expect our 2008 adjusted earnings per share to be in the range of $1.65 to $1.75, excluding a non-cash adjustment of approximately $0.13 per share for Huarun minority interest shares. We expect the weak domestic sales environment to continue through 2008, and have taken actions to position the company for improved results. We are aggressively managing employment levels, expenses and capital spending, and in the fourth quarter took steps to reduce inventory and further improve our manufacturing operations. We are confident that our strengthened global presence and growing brand equity, combined with our increased focus on operational execution, new business development and cash flow generation, will improve Valspar’s shareholder returns.”

William L. Mansfield and Paul C. Reyelts, executive vice president and chief financial officer, will conduct a conference call for investors at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) today. The call can be heard live over the Internet at Valspar’s website at www.valsparglobal.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped delay of the call will also be available from 1:30 p.m. Central Time November 19 through Midnight on December 3 by dialing 1-800-475-6701 from within the U.S. or 320-365-3844 from outside of the U.S., using access code 894063.

Investor Contact: Lori A. Walker, (612) 375-7350

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

# # #

THE VALSPAR CORPORATION

COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended October 26, 2007 and October 27, 2006

	4th Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)
	2007	2006	2007	2006
Net Sales	$852,795	$784,105	$3,249,287	$2,978,062
Cost of Sales	605,485	537,442	2,277,490	2,072,157
Operating Expenses	171,620	159,193	662,224	598,468
Income From Operations	75,690	87,470	309,573	307,437
Interest Expense	14,700	13,599	61,662	46,206
Other (Income) Expense, Net	(15,205)	1,149	(11,860)	3,799
Income Before Income Taxes	76,195	72,722	259,771	257,432
Income Taxes	27,411	20,581	87,656	82,180
Net Income	$48,784	$52,141	$172,115	$175,252
Mandatorily Redeemable Stock Accrual (1)	(3,418)	—	(18,619)	—
Net Income Available to Common Shareholders	$45,366	$52,141	$153,496	$175,252
Average Number of Shares O/S-basic	100,312,608	101,324,329	100,938,940	101,152,608
Average Number of Shares O/S-diluted	101,776,581	102,908,125	102,617,178	102,726,332
Net Income per Common Share-basic	$0.45	$0.51	$1.52	$1.73
Net Income per Common Share-diluted	$0.45	$0.51	$1.50	$1.71

(1)	MANDATORILY REDEEMABLE STOCK ACCRUAL REDUCED BASIC AND DILUTED NET INCOME PER SHARE $0.03 IN THE FOURTH QUARTER OF 2007 AND $0.18 YEAR TO DATE IN 2007.

NON-GAAP FINANCIAL MEASURES

In the accompanying press release, management has reported non-GAAP financial measures - “Adjusted Net Income per Common Share -diluted” and “Full Year Guidance for Adjusted Net Income per Common Share - diluted” - which exclude a non-cash accrual relating to Mandatorily Redeemable Stock in connection with the Company’s acquisition of the remaining minority interest shares of Huarun Paints Holding Company Limited. Management discloses these measures because it believes these measures may assist investors in comparing the Company’s results of operations in the respective periods without regard to the effect on the results in the 2007 period of the non-cash accrual relating to the Huarun acquisition.

NON-GAAP RECONCILIATION

The following is a reconciliation of “Net Income Per Common Share - diluted” to “Adjusted Net Income Per Common Share - diluted” for the periods presented:

	Fourth Quarter		Year-To-Date
	2007	2006	2007	2006
Net Income per Common Share - diluted	$0.45	$0.51	$1.50	$1.71
Mandatorily Redeemable Stock Accrual	$0.03	$—	$0.18	$—
Adjusted Net Income per Common Share - diluted	$0.48	$0.51	$1.68	$1.71

The following is a reconciliation of “Forecasted Net Income per Common Share - Diluted” to our “Full Year Guidance” for the period presented.

Full Year 2008
Forecasted Net Income per Common Share - diluted	$1.52 - $1.62
Mandatorily Redeemable Stock Accrual	$0.13
Full Year Guidance for Adjusted Net Income per Common Share - diluted	$1.65 - $1.75

THE VALSPAR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	October 26, 2007	October 27, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$84,948	$88,238
Accounts Receivable, Net	537,890	475,736
Inventories	291,688	281,817
Other	115,116	122,526
Total Current Assets	1,029,642	968,317
Goodwill, Net	1,298,951	1,336,098
Other Assets, Net	609,292	427,515
Property, Plant & Equipment, Net	514,396	459,605
Total Assets	$3,452,281	$3,191,535

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$367,521	$489,163
Trade Accounts Payable	371,437	368,159
Income Taxes	19,316	38,455
Accrued Liabilities	270,873	301,100
Total Current Liabilities	1,029,147	1,196,877
Long Term Debt	648,988	350,267
Deferred Liabilities	356,007	385,605
Mandatorily Redeemable Stock	37,342	18,723
Stockholders’ Equity	1,380,797	1,240,063
Total Liabilities and Stockholders’ Equity	$3,452,281	$3,191,535

The Valspar Corporation

Other Financial Data

Dollars in millions, except per share amounts

	Quarter 4		YTD
	2007	2006	2007	2006
I. Comparison year over year
Earnings Per Share
Diluted EPS, reported	$0.45	$0.51	$1.50	$1.71
Adjustments Per Share, net of tax:
Manufacturing Rationalization, net	$—	$0.01	$—	$0.04
Favorable (Unfavorable) tax adjustments	$(0.02)	$0.03	$—	$0.06
Mandatorily redeemable stock accrual	$0.03	$—	$0.18	$—
Gain on the sale of certain assets	$0.10	$—	$0.10	$—

Gross Margin, as a percentage of net sales
Gross Margin, reported	29.0%	31.5%	29.9%	30.4%
Gross Margin, adjusted for net cost of manufacturing rationalization	29.0%	31.6%	29.9%	30.7%

Operating Profit, as a percentage of net sales
Operating Profit, reported	8.9%	11.2%	9.5%	10.3%
Operating Profit, adjusted for net cost of manufacturing rationalization	8.9%	11.8%	9.5%	10.9%

	Quarter 4		YTD
II. Segment Data	2007	2006	2007	2006
Sales
Paint	$269.6	$255.1	$1,088.8	$985.7
Coatings	$501.8	$448.7	$1,851.7	$1,683.5
All Other less intersegment sales	$81.4	$80.3	$308.8	$308.9
Total	$852.8	$784.1	$3,249.3	$2,978.1

Earnings Before Interest and Taxes (EBIT) *
Paint	$19.8	$32.3	$105.9	$107.1
Coatings	$59.5	$57.9	$198.1	$202.4
All Other	$11.6	$(3.9)	$17.4	$(5.9)
Total	$90.9	$86.3	$321.4	$303.6

* Certain amounts in prior years’ financial statements have been reclassified to conform with the 2007 presentation.